Exhibit 99.2

CONTACT:
Stewart E. McClure, Jr.	Gerard Riker
President and Chief Executive Officer	EVP and Chief Financial Officer
(908) 630- 5000	(908) 630-5018

PRESS RELEASE FOR IMMEDIATE RELEASE

SOMERSET HILLS BANCORP
DECLARES CASH DIVIDEND OF $.03 PER SHARE

BERNARDSVILLE, NJ – SEPTEMBER 21, 2006… Somerset Hills Bancorp (NASDAQ:  SOMH) declared a cash dividend of $.03 per share payable November 30, 2006 to shareholders of record as of November 15, 2006.

Stewart E. McClure, Jr., President and Chief Executive Office said, “We are particularly pleased to announce our third quarter dividend immediately following the successful opening of our fifth branch in Madison, NJ. This opening is an important next step in the continued growth of our franchise which is located in the very attractive counties of Morris, Somerset and Union, NJ.”   Somerset Hills Bancorp is a bank holding company which owns all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Madison, Mendham, Morristown, and Summit, New Jersey.  It has announced plans to open two additional offices in Stirling and Long Valley.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company’s warrants are traded under the symbol SOMHW.  You can visit our website at www.somersethillsbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements are subject to known and unknown risk, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  We based the forward-looking statements on various factors and using numerous assumptions.  Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example, the success or failure of our efforts to implement our business strategy, the effect of changing economic conditions and, in particular, changes in interest rates, changes in government regulations, tax rates and similar matters, our ability to attract and retain quality employees, and other risks which may be described in our future filings with SEC.